EXHIBIT 11

                              THE FINOVA GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in Thousands, except per share data)

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
                                               Three Months Ended               Nine Months Ended
                                                  September 30,                   September 30,
                                          ------------------------------------------------------------

                                              1998            1997            1998            1997
                                          ------------    ------------    ------------    ------------
BASIC EARNINGS PER SHARE COMPUTATION:

Net income                                $     43,132    $     34,921    $    123,244    $    100,330
                                          ============    ============    ============    ============

Weighted average shares outstanding         56,331,000      54,350,000      56,414,000      54,303,000
Contingently issued shares                    (299,000)       (358,000)       (268,000)       (324,000)
                                          ------------    ------------    ------------    ------------
Adjusted weighted average shares            56,032,000      53,992,000      56,146,000      53,979,000
                                          ============    ============    ============    ============

Basic Earnings per share                  $       0.77    $       0.65    $       2.20    $       1.86
                                          ============    ============    ============    ============


DILUTED EARNINGS PER SHARE COMPUTATION:

Net income                                $     43,132    $     34,921    $    123,244    $    100,330
Preferred dividends, net of tax                    946             946           2,837           3,047
                                          ------------    ------------    ------------    ------------
Income before preferred dividends         $     44,078    $     35,867    $    126,081    $    103,377
                                          ============    ============    ============    ============

Weighted average shares outstanding         56,331,000      54,350,000      56,414,000      54,303,000

Contingently issued shares                    (220,000)       (198,000)       (189,000)       (163,000)
Incremental shares from assumed
conversions:
   Stock options                             1,634,000       1,715,000       1,784,000       1,606,000
   Convertible preferred securities          2,938,000       2,938,000       2,938,000       2,938,000
                                          ------------    ------------    ------------    ------------
Total potential dilutive common shares       4,572,000       4,653,000       4,722,000       4,544,000

Adjusted weighted average shares            60,683,000      58,805,000      60,947,000      58,684,000
                                          ============    ============    ============    ============

Diluted earnings per share                $       0.73    $       0.61    $       2.07    $       1.76
                                          ============    ============    ============    ============
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